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                                                                       Exhibit 1

                                      Arthur Andersen LLP
                                  1345 Avenue of the Americas
                                    New York, NY 10105-0032

                                                                 March 27, 1997

Mr. Todd K. West
Chief Financial Officer
Noel Group, Inc.
667 Madison Avenue
New York, New York 10021

Dear Todd:

We cannot issue our audit report on the financial statements of Noel Group, Inc. as of December 31, 1996 because the audit of Staffing Resources, Inc., an investee of Noel Group, Inc., is not complete.

Very truly yours,

ARTHUR ANDERSEN LLP

BY: /s/ John J. Waters
----------------------
    John J. Waters